Exhibit 3.1
Ellington Residential Mortgage REIT
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The declaration of trust of Ellington Residential Mortgage REIT, a Maryland real estate investment trust (the “Trust”), is hereby amended by deleting existing Article II in its entirety and substituting in lieu thereof a new article to read as follows:
ARTICLE II
NAME
The name of the trust (which is hereinafter called the “Trust”) is:
Ellington Credit Company
SECOND: The amendment to the declaration of trust of the Trust as set forth above has been duly approved by at least a majority of the entire Board of Trustees as required by law. The amendment set forth herein is made without action by the shareholders of the Trust, pursuant to Section 8-501(e)(2) of the Maryland REIT Law.
THIRD: These Articles of Amendment shall become effective at 8:00 a.m., Eastern Time, on April 19, 2023.
FOURTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by the undersigned officer and attested to by its Secretary on this 18th day of April, 2024.

ATTEST: ELLINGTON RESIDENTIAL MORTGAGE REIT

/s/ Alaael-Deen Shilleh_____________ By: /s/ Laurence E. Penn____________ (SEAL)
Name: Alaael-Deen Shilleh Name: Laurence E. Penn
Title: Secretary Title: Chief Executive Office & President

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